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                            Subsidiaries of the Registrant

American Title Company, a California corporation
American Document Services, Inc., a California corporation
West Point Appraisal Services, Inc., a California corporation West Point Support Services, Inc., a California corporation
West Point Properties, Inc., a California corporation
Santa Barbara Title Company, a California corporation
Landmark REO Management Services, Inc, a Kansas corporation Nations Title Insurance of Arizona, Inc., an Arizona corporation